                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            IGEN INTERNATIONAL, INC.

- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                            IGEN INTERNATIONAL, INC.
                             16020 INDUSTRIAL DRIVE
                          GAITHERSBURG, MARYLAND 20877
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 7, 1997

To The Stockholders of IGEN International, Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of IGEN International, Inc., a Delaware corporation (the "Company"), will be held on October 7, 1997 at 10:00 a.m. local time at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland 20877 for the following purposes:

        1.  To elect two directors, each for a three-year term (Proposal One).

        2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 1998 (Proposal Two).

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on September 1, 1997, as the record date for the Annual Meeting. Only holders of the Company's Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors
                                          Andrei M. Manoliu
                                          SECRETARY

Gaithersburg, Maryland
September 8, 1997

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            IGEN INTERNATIONAL, INC.
                             16020 INDUSTRIAL DRIVE
                          GAITHERSBURG, MARYLAND 20877
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 7, 1997

                             INTRODUCTORY STATEMENT

    This Proxy Statement is being furnished to the stockholders of IGEN International, Inc., a Delaware corporation (the "Company"), as part of the solicitation of the enclosed proxy by its board of directors ("the Board of Directors") from holders of the outstanding shares of the Company's common stock, par value $0.001 per share ("Common Stock"), for use at the Annual Meeting of Stockholders to be held on October 7, 1997, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland 20877. The Company intends to mail this Proxy Statement, accompanying proxy card and the Company's Annual Report for the fiscal year ended March 31, 1997 on or about September 8, 1997 to all stockholders entitled to vote at the Annual Meeting.

               SOLICITATION, VOTING, AND REVOCABILITY OF PROXIES

VOTING

    Each outstanding share of Common Stock is entitled to one vote on all matters as to which a vote is taken at the Annual Meeting. September 1, 1997, has been fixed by the Board of Directors as the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Annual Meeting. The number of shares of Common Stock outstanding on the Record Date was 15,122,043. The presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the Record Date (7,561,022 shares) is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum but are not counted for any purpose in determining whether a matter is approved. Directors are elected (Proposal One) by a plurality of the votes of shares present (in person or by proxy) and entitled to vote.

    At the Annual Meeting, stockholder votes will be tabulated by persons appointed to act as inspectors of election. The inspectors of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

    All proxies in the enclosed form of proxy that are properly executed and returned to the Company prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR all proposals set forth in this Proxy Statement.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke such proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 16020 Industrial Drive, Gaithersburg, Maryland 20877, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Board of Directors consists of six directors divided into three classes designated as Class I, Class II and Class III, respectively. The term of office of the Class I directors will expire at the Annual Meeting and Class I directors will be elected for a three-year term. The terms of office of the Class II directors and Class III directors will expire at the annual meetings of stockholders in 1998 and 1999, respectively, and their successors will be elected for a three-year term.

    Each of the nominees listed below is currently a director of the Company and each nominee has previously been elected by the stockholders.

    It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees, if authority to do so is not withheld. The Company's management believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person or persons as the Company's management may propose.

    The two candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

    The following table sets forth, as of September 1, 1997, the names of the Board of Directors' nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person's age, principal occupation or employment during the past five years, the periods during which he has served as a director and positions currently held with the Company. One Class II director position is vacant.

NOMINEES FOR A                                                             DIRECTOR     EXPIRATION         POSITIONS HELD
  THREE-YEAR TERM                                                AGE         SINCE        OF TERM         WITH THE COMPANY
- -----------------------------------------------------------      ---      -----------  -------------  -------------------------
Robert Salsmans............................................          52         1995          1997    Director
Edward B. Lurier(1)(2).....................................          66         1987          1997    Director

CONTINUING DIRECTORS
- -----------------------------------------------------------
Richard J. Massey, Ph.D....................................          51         1990          1998    President, Chief
                                                                                                      Operating Officer and
                                                                                                      Director
William J. O'Neill(1)(2)...................................          55         1984          1999    Director
Samuel J. Wohlstadter......................................          55         1982          1999    Chairman, Chief
                                                                                                      Executive Officer and
                                                                                                      Director

- ------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    Set forth below is certain biographical information regarding the directors of the Company.

NOMINEES FOR A THREE-YEAR TERM

    EDWARD B. LURIER is a General Partner of Gryphon Financial Partners, a venture capital fund, and Chairman of Gryphon Management Co., Inc., a venture capital firm, positions he has held since January 1986. Mr. Lurier has been a Director of the Company since 1987. Mr. Lurier is also a Director of Energy Biosystems Corp., a fossil fuel, biotechnology research and development company, and several privately held companies.

    ROBERT R. SALSMANS has served as President and Chief Executive Officer of Organon Teknika B.V., a business unit that is part of the Pharma group of Akzo Nobel N.V., a holding company with high technology operating units in the biotechnology, medical, and pharmaceutical industries, in the Netherlands, since September 1994. From October 1993 through August 1994, Mr. Salsmans served as Managing Director of Organon Teknika B.V. and from 1990 through September 1993, he served as Managing Director of Organon International B.V. Mr. Salsmans sits on the Board pursuant to an agreement between Organon Teknika entered into as part of the long-term license agreement and stock purchase agreement between the parties in May 1993. Mr. Salsmans has been a Director of the Company since 1995.

CONTINUING DIRECTORS

CLASS II (TERM EXPIRES 1998)

    RICHARD J. MASSEY, Ph.D. is a founder of the Company, has been President and Chief Operating Officer of the Company since February 1992, and has been a Director of the Company since 1990. He served as Senior Vice President from 1985 to 1992. From 1981 until he joined IGEN in 1983, Dr. Massey was a faculty member in the Microbiology and Immunology Department at Rush Medical Center in Chicago. Prior to that, he was Senior Research Scientist at the National Cancer Institute, Frederick Cancer Research Center.

CLASS III (TERM EXPIRES 1999)

    WILLIAM J. O'NEILL has been a Director of the Company since 1984. He serves as Executive Vice President and Chief Financial Officer of Polaroid Corporation, a photographic equipment company, where he has been employed for more than 25 years.

    SAMUEL J. WOHLSTADTER is a founder of the Company and has been Chairman of the Board and Chief Executive Officer since its formation in 1982. Mr. Wohlstadter has been a venture capitalist for more than 20 years and has experience in founding, supporting and managing high technology companies, including Amgen Inc., a biopharmaceutical company, and Applied Biosystems, Inc., a medical and biological research products company. Mr. Wohlstadter is also Chief Executive Officer of Hyperion Catalysis International, an advanced materials company, which he founded in 1981, of Pro-Neuron, Inc., a drug discovery company, which he founded in 1985, of Proteinix Corporation, a development stage company organized to conduct research in intracellular metabolic processes, which he founded in 1988, and of Pro-Virus, Inc., a drug discovery company, which commenced operations in 1994.

CORPORATE GOVERNANCE AND OTHER MATTERS

    The Board of Directors acts as nominating committee for selecting nominees for election as directors. The Company's Bylaws permit stockholders eligible to vote for the election of directors at the Annual Meeting to make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of the Company. The Bylaws also permit stockholders to propose other business brought before an annual meeting, provided that such proposals are made pursuant to timely notice to the Secretary of the Company. To be timely, notice must be received at the principal executive offices of the Company no later than the date designated for receipt of stockholder proposals in a prior public disclosure made by the Company. For the 1998 Annual Meeting, such proposals must be received by the Company no later than the date specified in this Proxy Statement for stockholder proposals, which is May 11, 1998.

    The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and to discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During fiscal 1997, the Audit Committee consisted of two non-employee directors: Messrs. Lurier and O'Neill. It met once during the fiscal year ended March 31, 1997; Messrs. Lurier and O'Neill both attended the meeting.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 1997, the Compensation Committee was composed of three non-employee directors: Messrs. Lurier, O'Neill and Rehkaemper. It met once during the fiscal year ended March 31, 1997 and Messrs. Lurier, O'Neill and Rehkaemper all attended that meeting.

    During the fiscal year ended March 31, 1997 the Board of Directors held four
(4) meetings. All directors attended at least 75% of the aggregate number of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively, except for Messrs Lurier and Salsmans who attended at least 66% and 50% respectively.

                                  PROPOSAL TWO
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors is seeking ratification of its appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 1998. Deloitte & Touche LLP is currently the Company's independent auditors. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions from stockholders.

    Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If a majority of the stockholders voting at the Annual Meeting should not approve the selection of Deloitte & Touche LLP, the selection of independent auditors may be reconsidered by the Board of Directors. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                            IN FAVOR OF PROPOSAL TWO

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table sets forth, as of August 25, 1997 (except as otherwise footnoted below), certain information regarding the ownership of the Company's Common Stock of: (i) each current director; (ii) each nominee for director;
(iii) each of the Named Executive Officers; (iv) all executive officers and directors of the Company as a group; and (v) all those known by the Company to be beneficial owners of more than five percent (5%) of its outstanding Common Stock.

                                                                                       BENEFICIAL OWNERSHIP(1)
                                                                                 ------------------------------------
NAME                                                                             NUMBER OF SHARES   PERCENT OF TOTAL
- -------------------------------------------------------------------------------  -----------------  -----------------
Samuel J. and Nadine Wohlstadter (2)...........................................       4,217,687             27.02%
  c/o IGEN International, Inc.
  16020 Industrial Drive
  Gaithersburg, MD 20877
Richard J. Massey, Ph.D. (3)...................................................       1,177,000              7.63%
  c/o IGEN International, Inc.
  16020 Industrial Drive
  Gaithersburg, MD 20877
Four Partners (4)..............................................................       1,288,200              8.52%
  c/o Thomas J. Tisch
  667 Madison Ave.
  New York, NY 10021
Edward B. Lurier (5)...........................................................         437,291              2.89%
George V. Migausky (6).........................................................         154,250              1.01%
Herman H. Spolders, Ph.D. (7)..................................................          52,250                 *
Robert Connelly (8)............................................................          28,500                 *
William J. O'Neill (9).........................................................          38,500                 *
Robert R. Salsmans (10)........................................................           4,000                 *
All directors and executive officers as a group (10 persons)(11)...............       6,125,228             37.98%

- ------------------------

*   Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the notes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him. Percentage of beneficial ownership is based on 15,122,043 shares of Common Stock outstanding as of August 25, 1997, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(2) Includes 3,728,937 shares held by Mr. Wohlstadter and his wife and does not include 128,100 shares held by Mr. Wohlstadter's adult children. Also includes 488,750 shares issuable upon exercise of options held by Mr. Wohlstadter that are currently exercisable or exercisable within sixty days. Does not include 93,750 shares issuable upon exercise of options held by Mr. Wohlstadter that are subject to certain vesting conditions expiring ratably through May 2001.

(3) Includes 300,000 shares issuable upon exercise of options held by Mr. Massey that are currently exercisable or exercisable within sixty days. Does not include 75,000 shares issuable upon exercise of options held by Dr. Massey that are subject to certain vesting conditions expiring ratably through May 2001.

(4) Based on information contained in the Schedule 13D filed with the Securities and Exchange Commission on January 8, 1997.

(5) Includes 7,000 shares issuable upon exercise of options held by Mr. Lurier that are currently exercisable or exercisable within sixty days. Also includes 418,091 shares held by Gryphon Ventures I, L.P. ("Gryphon Ventures"). Mr. Lurier is a general partner of Gryphon Ventures and may be deemed to own beneficially all of its shares. Does not include 3,000 shares issuable upon exercise of options held by Mr. Lurier that are subject to certain vesting conditions expiring ratably through April 1999.

(6) Includes 16,800 shares held by Mr. Migausky's minor children and 101,950 shares issuable upon exercise of options held by Mr. Migausky that are currently exercisable or exercisable within sixty days. Does not include 45,750 shares issuable upon exercise of options held by Mr. Migausky that are subject to certain vesting conditions expiring ratably through May 2001.

(7) Includes 52,250 shares issuable upon exercise of options held by Dr. Spolders that are currently exercisable or exercisable within sixty days. Does not include 20,250 shares issuable upon exercise of options held by Dr. Spolders that are subject to certain vesting conditions expiring ratably through May 2001.

(8) Includes 28,500 shares issuable upon exercise of options held by Mr. Connelly that are currently exercisable or exercisable within sixty days. Does not include 31,500 shares issuable upon exercise of options held by Mr. Connelly that are subject to certain vesting conditions expiring ratably through May 2001.

(9) Includes 7,000 shares issuable upon exercise of options held by Mr. O'Neill that are currently exercisable or exercisable within sixty days. Does not include 3,000 shares issuable upon exercise of options held by Dr. O'Neill that are subject to certain vesting conditions expiring ratably through April 1999.

(10) Includes 4,000 shares issuable upon exercise of options held by Mr. Salsmans that are currently exercisable or exercisable within sixty days. Does not include 6,000 shares issuable upon exercise of options held by Mr. Salsmans that are subject to certain vesting conditions expiring ratably through August 2000. Also excludes 346,135 shares held of record by Organon Teknika B.V. of which Mr. Salsmans disclaims beneficial ownership.

(11) Includes 1,005,200 shares issuable upon exercise of options that are currently exercisable or exercisable within sixty days. See also Notes (2),
    (3) and (5) through (10).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that Mr. Richard O. Williams, a former officer of the Company, did not timely file a Form 4 (statement of Changes in Beneficial Ownership) to report his exercise of stock options and his wife's disposition of shares in 1996.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Effective April 25, 1994, each non-employee director of the Company receives a per meeting attendance fee of $1,000. In the fiscal year ended March 31, 1997, the total compensation paid to non-employee directors (all directors except Mr. Wohlstadter and Dr. Massey) was $11,000. In accordance with Company policy, all members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings.

    On April 25, 1994, each non-employee director of the Company then sitting on the Board of Directors was granted an option to purchase 10,000 shares of the Company's Common Stock under the 1994 Non-Employee Directors' Stock Option Plan at a purchase price of $8.75 per share (the closing sales price reported in the NASDAQ National Market System on the day prior to the date of grant). Messrs. Salsmans and Rehkaemper were each granted an option to purchase 10,000 shares of the Company's Common Stock under the 1994 Non-Employee Directors' Stock Option Plan at a purchase price of $6.25 when they joined the Board effective on August 25, 1995 (the closing price reported in the NASDAQ National Market System on the day prior to the date of grant). The options vest over a period of five years with one-fifth of the option becoming exercisable one year from the date of grant and an additional one-twentieth becoming exercisable every three months thereafter. Such vesting is conditioned upon continued service as a director of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ending March 31, 1997, 1996 and 1995, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers at March 31, 1997 ("Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                 ANNUAL                     COMPENSATION
                                                              COMPENSATION                     AWARDS
                                                              -------------             --------------------  OTHER ANNUAL
                                                                 SALARY        BONUS          OPTIONS         COMPENSATION
NAME AND PRINCIPAL POSITION                          YEAR          ($)          ($)          (# SHARES)            ($)
- -------------------------------------------------  ---------  -------------  ---------  --------------------  -------------
Samuel J. Wohlstadter............................       1997   $   260,000   $  --              100,000            --
Chairman and Chief Executive Officer                    1996   $   237,000   $  50,000           --                --
                                                        1995   $   227,000   $  40,000           62,500        $   5,400(1)

Richard J. Massey, Ph.D..........................       1997   $   220,000   $  --               80,000        $   8,750(1)
President and Chief Operating Officer                   1996   $   200,000   $  40,000           --            $   8,750(1)
                                                        1995   $   191,000   $  35,000           50,000        $   8,750(1)

George V. Migausky...............................       1997   $   165,000   $  --               50,000            --
Vice President and Chief Financial Officer              1996   $   150,000   $  30,000           --                --
                                                        1995   $   142,000   $  25,000           27,500            --

Herman H. Spolders, Ph.D.........................       1997   $   187,500   $  --               20,000            --
Vice President, Business Development                    1996   $   172,250   $  25,000           --                --
and Planning                                            1995   $   150,000      --               --                --

Robert Connelly..................................       1997   $   140,000   $  --               30,000            --
Vice President, Marketing and Sales                     1996   $   127,000   $  20,000           --                --
                                                        1995   $   120,000   $  12,000           30,000            --

- ------------------------

(1) Consists of annual lease value of Company-provided automobile.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company has granted options to its executive officers under its 1985 Stock Option Plan (the "1985 Plan") and its 1994 Stock Option Plan (the "1994 Plan") (collectively, the "Plans"). The 1994 Plan was adopted by the Board of Directors in July 1994 to replace the 1985 Plan and was approved by the stockholders in September 1994. 280,000 options were granted under the Plans to the Named Executive Officers during the fiscal year ended March 31, 1997. The Company is empowered to and from time to time does repurchase shares of Common Stock in the open market for the purpose of making shares available for issuance upon the exercise of options.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows for the fiscal year ended March 31, 1997, certain information regarding options granted to the Named Executive Officers.

                OPTION GRANTS IN LAST FISCAL YEAR AND POTENTIAL
                REALIZABLE VALUE AT ASSUMED RATE OF APPRECIATION

                                                                                                           POTENTIAL REALIZABLE
                                                                                                                 VALUE AT
                                                                                                           ASSUMED ANNUAL RATES
                                                                                                                 OF STOCK
                                                                                                          PRICE APPRECIATION FOR
                                                                  INDIVIDUAL GRANTS                          OPTION TERM (2)
                                             -----------------------------------------------------------  ----------------------
                                               NUMBER OF       % OF TOTAL
                                               SECURITIES        OPTIONS
                                              UNDER-LYING      GRANTED TO      EXERCISE OR
                                                OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION
NAME                                         GRANTED (#)(1)    FISCAL YEAR       ($/SH)         DATE        5%($)       10%($)
- -------------------------------------------  --------------  ---------------  -------------  -----------  ----------  ----------
Samuel J. Wohlstadter......................       100,000           32.26%           5.00       5/02/06   $  314,500  $  797,000
Richard J. Massey, Ph.D....................        80,000           25.81            5.00       5/02/06      251,500     637,500
George V. Migausky.........................        50,000           16.13            5.00       5/02/06      157,000     398,500
Herman H. Spolders, Ph.D...................        20,000            6.45            5.00       5/02/06       63,000     159,000
Robert Connelly............................        30,000            9.68            5.00       5/02/06       94,000     239,000

- ------------------------

(1) These options were granted on May 3, 1996 under the 1994 Plan. Unless otherwise noted, the options granted each person vest over a period of five years with one-fifth of such person's options becoming exercisable one year from the date of grant and an additional one-twentieth of such options becoming exercisable every three months thereafter. The options expire ten years after the date of their grant. Under the 1994 Plan, the Compensation Committee or the Board of Directors may accelerate the time of vesting or time of exercise of any option granted. The Compensation Committee or the Board of Directors also has the authority, at any time and from time to time, to effect the downward repricing of any outstanding options and/or with the consent of the affected holders of options, the cancellation of any outstanding options and the grant of new options covering the same or different numbers of shares of Common Stock with an exercise price as of the new grant date of not less than: (i) 85% of the fair market value (as defined in the 1994 Plan) of the stock for options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, (ii) 100% of the fair market value for options intended to qualify as incentive stock options, and (iii) 110% of the fair market value for options held by a person holding more than 10% of the total combined voting power of all classes of stock of the Company or any affiliates. Subject to adjustments upon changes in stock, no person is eligible to be granted options covering more than 200,000 shares of Common Stock in any 12 month period.

(2) These amounts represent hypothetical gains that could be achieved for options if they are exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options are granted to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and the optionee's continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND STOCK OPTION VALUES AT
  MARCH 31, 1997

    The following table sets forth information related to options exercised by the Named Executive Officers during the fiscal year ended March 31, 1997 and the number and value of options held at year end.

                                                                            NUMBER OF SECURITIES
                                               SHARES                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                              ACQUIRED         VALUE             OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                             ON EXERCISE     REALIZED        MARCH 31, 1997 (#)          MARCH 31, 1997 ($)
NAME                                             (#)            ($)      EXERCISABLE/UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE(2)
- -----------------------------------------  ---------------  -----------  --------------------------  --------------------------
Samuel J. Wohlstadter....................           -0-            -0-          469,375/113,125         $   288,762/$21,250
Richard J. Massey, Ph.D. ................           -0-            -0-          284,500/ 90,500             183,257/ 17,000
George V. Migausky.......................           -0-            -0-           92,825/ 54,875              92,313/ 10,625
Herman H. Spolders, Ph.D. ...............           -0-            -0-           45,000/ 27,500              29,251/ 11,375
Robert Connelly..........................           -0-            -0-           21,000/ 39,000               1,125/  6,375

- ------------------------

(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock at March 31, 1997.

(2) Based on the closing price of the Company's Common Stock on March 31, 1997 ($5.25) minus the exercise price.

                              CERTAIN TRANSACTIONS

    The Company's Bylaws provide that the Company will indemnify its directors and its officers, to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to these provisions, the Company has entered into indemnity agreements with each of its directors and executive officers and has obtained director and officer liability insurance in the amount of $5,000,000.

    In addition, the Company's Certificate of Incorporation provides that the Company's directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care as a director, except liability for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which a director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware law.

    The Company has entered into a long-term license agreement and stock purchase agreement with Organon Teknika in May 1993. Robert Salsmans, the current President and Chief Executive Officer of Organon Teknika, is one of the Company's directors. During fiscal 1997, the Company recorded product sales of approximately $1.4 million with respect to Organon Teknika.

    During fiscal year 1995 the Company entered into agreements to develop and commercialize biomedical products utilizing advanced materials and a supply agreement with Hyperion Catalysis International ("Hyperion"). Messrs. Lurier, Massey and Wohlstadter are affiliated with Hyperion. Also during fiscal 1996, the Company entered into a research and supply agreement under which the Company prepaid $500,000 to Hyperion to ensure itself of sufficient supplies of graphite fibrils.

    Pro-Virus, Inc. ("Pro-Virus"), Proteinix Corporation ("Proteinix"), and Pro-Neuron, Inc. ("Pro-Neuron") have a shared facilities arrangement and have shared certain equipment and administrative services with the Company since 1994, 1992 and 1986, respectively. Pro-Virus, Proteinix and Pro-Neuron reimburse the Company for their relative share of the services received. In June 1995, the Company entered into a research and development agreement with Proteinix pursuant to which the Company has paid the contractual amount of $950,000 under the agreement. Mr. Wohlstadter is the principal stockholder and Chief Executive Officer of Pro-Virus, Proteinix and Pro-Neuron.

    During November 1995, the Company formed a Joint Venture for the development and commercialization of advanced diagnostic products utilizing a proprietary combination of multi-array technology together with the Company's ORIGEN technology. Products based on these technologies would be used for high throughput, multiparameter analysis for DNA sequencing. clinical chemistry and immunodiagnostics. The joint venture is named Meso Scale Diagnostics, LLC ("MSD"), and was formed together with Meso Scale Technologies, LLC ("MST"), a company based in Maryland. The Company has agreed to provide initial capital contributions to MSD of $5 million over time, in exchange for its ownership interest and to fund the organizational and certain ongoing (non-research) operating expenses of MSD. The Company will also participate in a collaborative research program. MST is a technology-based company established and operated by Jacob Wohlstadter, the son of Samuel J. Wohlstadter, the Chief Executive Officer of the Company. Nadine Wohlstadter, a member of MST, is the spouse of Samuel J. Wohlstadter. Over the forty month period beginning on June 1, 1996, Jacob Wohlstadter will receive an aggregate of approximately $420,000 from his employment at MSD and will receive $115,000 for each year he is employed at MSD thereafter. The Company has agreed to indemnify Jacob Wohlstadter against liability from the joint venture.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

    Furthermore, the Company adopted in April 1988 a policy on conflicts of interest requiring the Company's directors, officers and Scientific Advisory Board members to provide detailed disclosure of any outside activities or interest that might potentially conflict or appear to conflict with the Company's best interests. The Company also adopted a policy on related party transactions in January 1990 requiring review and approval by the Board of Directors of transactions involving, among others, the Company's management, principal stockholders or parties controlled by them when the value of the transaction equals or exceeds $50,000 or its duration exceeds three months.

                    REPORT OF THE COMPENSATION COMMITTEE OF
                             THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    During the last fiscal year, the Compensation Committee of the Board of Directors (the "Committee") was composed of Messrs. Lurier, O'Neill and Rehkaemper, none of whom has been an officer or employee of the Company. The Committee is responsible for establishing the Company's compensation programs for executive officers.

COMPENSATION PHILOSOPHY

    The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options.

    BASE SALARY. The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices, with emphasis on the latter. In general, the salaries and stock option awards of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead the Committee determines the salaries for executive officers based upon a review of salary surveys of other emerging health care companies performed for the Committee. To provide the Compensation Committee with more information for making compensation comparisons, IGEN utilizes published salary surveys for the life science industry and surveys a group of health care companies that have recently made an initial public offering or are publicly traded. This group includes diagnostic, biotechnology and pharmaceutical companies with public capitalizations similar to that of the Company. Based upon such surveys, the executive officers' salaries are set in the mid-range as compared to other comparable health care companies.

    BONUS. The bonus program is a variable pay program for executive officers of the Company to earn additional annual compensation. The bonus award earned depends on the extent to which Company and individual performance objectives are achieved. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. The Committee awarded no bonuses during fiscal 1997.

OPTION PLANS

    The Option Plans offered by the Company have been established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company.

    Periodic grants of stock options are generally made to all eligible employees, with additional grants being made to certain employees upon commencement of employment and occasionally following a significant change in job responsibilities, scope or title. Stock options granted generally have a five-year vesting schedule and expire ten years from the date of grant. The exercise price of options granted under the stock option plans is usually 100% of fair market value of the underlying stock on the date of grant.

- ------------------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

    Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by a formula established by the Compensation Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options and the total number of stock options to be awarded. In early fiscal year 1997, after considering criteria relating to awarding stock options, the Committee determined that grants be made to certain officers of the Company certain of which grants are reflected in the table on page 10. Officer grants reflect an amount equal to 95% of all grants in fiscal 1997.

    Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1994 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation" and any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option is deductible by the Company.

CEO COMPENSATION

    The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with other recently public health care companies as described above. In awarding stock options, the Committee considered the CEO's performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted. A stock option grant was made for 100,000 shares at $5.00 per share to the CEO in early fiscal 1997. In awarding bonuses, the Committee considers the Company's achievement of the performance goals outlined above and the Committee's subjective evaluation of the CEO's performance. The Committee did not award the CEO any bonus in fiscal year 1997. As described above, in determining where the CEO's total compensation is set within the ranges and in light of the considerations described above, the Committee by necessity makes certain subjective evaluations. Compared to other health care companies surveyed by the Company, the CEO's salary is in the mid range and his bonus and stock options are in the low range. The Committee recognizes, however, that the CEO's overall equity ownership of the Company accumulated over a 13-year period is in the high range.

CONCLUSION

    Through the plans described above, a significant portion of the Company's compensation program and the CEO's and the other executive officers' compensation are contingent on Company performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation.

                                          COMPENSATION COMMITTEE
                                          Edward B. Lurier
                                          William J. O'Neill

                     PERFORMANCE MEASUREMENT COMPARISON (1)

    The following chart shows the value of an investment of $100 in February 1994 in cash of (i) the Company's Common Stock, (ii) the Wilshire 5000 Index and
(iii) the H&Q Health Care Sector Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31, 1997:

              COMPARISON OF TOTAL CUMULATIVE RETURN ON INVESTMENT

               COMPARISON OF 38 MONTH CUMULATIVE TOTAL RETURN(2)
            AMONG IGEN INTERNATIONAL, INC., THE WILSHIRE 5000 INDEX
                   AND THE HAMBRECHT & QUIST HEALTHCARE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             IGEN INTERNATIONAL, INC.      WILSHIRE 5000         HAMBRECHT & QUIST HEALTHCARE
2/03/94                             $100              $100                                    $100
3/94                                  84                93                                      82
3/95                                  42               106                                     105
3/96                                  44               140                                     162
3/97                                  44               161                                     157

- ------------------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

(2) $100 invested on 02/03/94 in Stock or on 1/31/94 in Index--including reinvestment of dividends. Fiscal year ending March 31.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to present for action by the Stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

    Any proposals intended to be presented by any stockholder for action at the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company at 16020 Industrial Drive, Gaithersburg, Maryland 20877 not later than May 11, 1998 to be included in the proxy statement and proxy relating to the 1998 Annual Meeting.

                                          By Order of the Board of Directors
                                          Andrei M. Manoliu
                                          SECRETARY

September 8, 1997

                              IGEN INTERNATIONAL, INC.
                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON OCTOBER 7, 1997

        The undersigned hereby appoints Samuel J. Wohlstadter and George
    V. Migausky, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of IGEN International, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of
P   IGEN International, Inc. to be held at the Gaithersburg Hilton in
R   Gaithersburg Maryland on Tuesday, October 7, 1997 at 10:00 a.m.
O   local time, and at any and all postponements, continuations and
X   adjournments thereof, with all powers that the undersigned would
Y possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR BOTH NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC
    INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE
    THEREWITH.

                                                                 -----------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                 -----------
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE



      Please mark
/X/   votes as in
      this example.

      MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR PROPOSAL 2.

      1.   To elect Class 1 directors for a three year term         2.   To ratify the selection            FOR   AGAINST  ABSTAIN
           and until their successors are elected.                       of Deloitte & Touche, LLP
                                                                         as independent auditors            /  /    /  /     /  /
           Nominees: Edward B. Lurier, Robert R. Salsmans                of the Company for its
                                                                         fiscal year ending
                                                                         March 31, 1998.
                       FOR          WITHHELD
                      /  /           /  /                           MARK HERE FOR ADDRESS CHANGE AND                        /  /
                                                                    NOTE AT LEFT

           ------------------------------------------------         Please vote, date and promptly return this proxy in the
           To withhold authority to vote for one of the             enclosed return envelope which is postage prepaid if mailed
           nominees, write such nominee's name in the blank         in the United States.
           space above.
                                                                    Please sign exactly as your name appears hereon.  If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and
                                                                    attorneys-in-fact should add their titles.  If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title.  If signer is a
                                                                    partnership, please sign in partnership name by authorized person.

Signature: __________________________________ Date: _____________   Signature:__________________________________ Date: ___________
